Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS AND PROVIDES A BUSINESS UPDATE

21% Increase in XERMELO® U.S. Net Sales

The Woodlands, Texas, July 30 2020 - Lexicon Pharmaceuticals, Inc (Nasdaq: LXRX), today reported financial results and provided a business update for the three months ended June 30, 2020.

“We achieved 21% growth in XERMELO net sales in the U.S. for the second quarter of 2020 compared to the prior-year period, underscoring the importance of our product to patients,” said Lonnel Coats, Lexicon’s president and chief executive officer. “In these unprecedented times of the COVID-19 pandemic, I am proud of the commitment and dedication of our employees to our mission to pioneer medicines to transform patients’ lives. We continue to make progress on our pipeline with initiation of screening of patients in the Phase 2 RELIEF-DPN-1 study for LX9211 in patients with diabetic peripheral neuropathic pain. We look forward to providing additional updates later this year.”

Second Quarter Product and Pipeline Highlights

XERMELO® (telotristat ethyl)

•XERMELO U.S. net sales were $9.0 million in the second quarter of 2020.
•Telotristat ethyl’s antiproliferative effects observed in a preclinical study in liposarcoma, colon cancer and cholangiocarcinoma cell lines were published online in conjunction with the American Society of Clinical Oncology (ASCO) 2020 annual meeting (May 29 - June 2, 2020).

Sotagliflozin

•Six posters for sotagliflozin were presented at the virtual 80th American Diabetes Association (ADA) Scientific Sessions (June 12-16, 2020) including additional efficacy and safety data in patients with type 2 diabetes and moderate and severe renal impairment.

Second Quarter 2020 Financial Highlights

Revenues: Revenues for the three months ended June 30, 2020 decreased to $9.2 million from $9.7 million for the corresponding period in 2019, primarily due to a decrease of bulk tablet sales of XERMELO to Ipsen and collaborative revenues, partially offset by an increase in U.S. net product revenue. Net product revenues for the three months ended June 30, 2020 consisted of $9.0 million from net sales of XERMELO in the U.S., up 21% from the prior year quarter.

Cost of Sales: Cost of sales related to sales of XERMELO for the three months ended June 30, 2020 and 2019 was $0.7 million and $1.3 million, respectively.

Research and Development (R&D) Expenses: Research and development expenses for the three months ended June 30, 2020 increased to $57.3 million from $12.6 million for the corresponding period in 2019, primarily due to increases in external clinical development costs related to sotagliflozin subsequent to the termination of the alliance with Sanofi.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the three months ended June 30, 2020 were $14.1 million as compared to $14.3 million for the corresponding period in 2019.

Net Loss: Net loss for the three months ended June 30, 2020 was $69.1 million, or $0.65 per share, as compared to a net loss of $23.0 million, or $0.22 per share, in the corresponding period in 2019. For the three months ended June 30, 2020 and 2019, net loss included non-cash, stock-based compensation expense of $4.3 million and $3.8 million, respectively.

Cash and Investments: As of June 30, 2020, Lexicon had $201.9 million in cash and investments, as compared to $271.7 million as of December 31, 2019.

Anticipated Near-Term Milestones

•Q3 2020 – Dosing of first patient in the Phase 2 LX9211 study in diabetic peripheral neuropathic pain
•Q4 2020 – Initiation of a Phase 2 study for LX9211 in post-herpetic neuralgia

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am EST / 7:00 am CST to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 4645277. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About XERMELO® (telotristat ethyl)

Discovered using Lexicon’s unique approach to gene science, XERMELO (telotristat ethyl) is the first and only approved oral therapy for carcinoid syndrome diarrhea. XERMELO targets tryptophan hydroxylase, an enzyme that mediates the excess serotonin production within metastatic neuroendocrine tumor (mNET) cells. XERMELO is approved in the United States, the European Union and certain additional countries for the treatment of carcinoid syndrome diarrhea in combination with somatostatin analog (SSA) therapy in adults inadequately controlled by SSA therapy. Carcinoid syndrome is a rare condition that occurs in patients living with mNETs and is characterized by frequent and debilitating diarrhea. XERMELO targets the overproduction of serotonin inside mNET cells, providing an additional treatment option for patients suffering from carcinoid syndrome diarrhea.

Lexicon has granted Ipsen an exclusive royalty-bearing right and license to commercialize XERMELO outside of the United States and Japan. We are commercializing XERMELO in the United States and Ipsen is commercializing XERMELO in multiple countries, including the United Kingdom and Germany.

XERMELO (telotristat ethyl) Important Safety Information

•Warnings and Precautions: XERMELO may cause constipation, which can be serious. Monitor for signs and symptoms of constipation and/or severe, persistent, or worsening abdominal pain in patients taking XERMELO. Discontinue XERMELO if severe constipation or severe, persistent, or worsening abdominal pain develops.
•Adverse Reactions: The most common adverse reactions (≥5%) include nausea, headache, increased gamma-glutamyl-transferase, depression, flatulence, decreased appetite, peripheral edema, and pyrexia.
•Drug Interactions: If necessary, consider increasing the dose of concomitant CYP3A4 substrates, as XERMELO may decrease their systemic exposure. If combination treatment with XERMELO and short-acting octreotide is needed, administer short-acting octreotide at least 30 minutes after administering XERMELO.

For more information about XERMELO, see Full Prescribing Information at www.xermelo.com.

About Sotagliflozin

Discovered using Lexicon’s unique approach to gene science, sotagliflozin is an oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney. Sotagliflozin is approved in the European Union (EU) for use as an adjunct to insulin therapy to improve blood sugar (glycemic) control in adults with type 1 diabetes with a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO, Lexicon has a pipeline of promising drug candidates in clinical and preclinical development in diabetes and metabolism, oncology and neuropathic pain. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s long-term outlook on its business, including the clinical development of, the regulatory filings for, and the potential therapeutic and commercial potential of XERMELO (telotristat ethyl), sotagliflozin, and LX9211. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize XERMELO, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of telotristat ethyl, sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues
Net product revenue	$8,985	$8,672	$16,862	$15,412
Collaborative agreements	25	860	33	3,299
Royalties and other revenue	153	150	267	187
Total revenues	9,163	9,682	17,162	18,898
Operating expenses:
Cost of sales (including finite-lived intangible asset amortization)	728	1,327	1,296	1,880
Research and development, including stock-based compensation of $1,949, $1,903, $4,125 and $3,671, respectively	57,301	12,637	112,482	24,659
Selling, general and administrative, including stock-based compensation of $2,309, $1,863, $4,565 and $3,506, respectively	14,113	14,263	28,801	28,373
Impairment loss on buildings	1,600	—	1,600	—
Total operating expenses	73,742	28,227	144,179	54,912
Loss from operations	(64,579)	(18,545)	(127,017)	(36,014)
Interest expense	(5,125)	(5,164)	(10,256)	(10,281)
Interest and other income, net	633	691	1,591	1,480
Net loss	$69,071	$(23,018)	$(135,682)	$(44,815)

Net loss per common share, basic and diluted	$(0.65)	$(0.22)	$(1.27)	$(0.42)

Shares used in computing net loss per common share, basic and diluted	107,073	106,272	106,804	106,164

Consolidated Balance Sheet Data			As of June 30, 2020	As of December 31, 2019
(In thousands)			(Unaudited)

Cash and investments			$201,866	$271,659
Property and equipment, net			11,524	14,047
Goodwill			44,543	44,543
Intangible assets			18,833	19,716
Total assets			322,540	417,715
Current and long-term debt			245,264	245,183
Accumulated deficit			(1,477,126)	(1,341,444)
Total stockholders' equity (deficit)			(10,687)	117,101

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com